Exhibit 10.3(c)-1
FOURTH AMENDMENT TO
THE CENTURYTEL, INC.
SUPPLEMENTAL DOLLARS & SENSE PLAN
1998 RESTATEMENT

This Fourth Amendment to the CenturyTel, Inc. Supplemental Dollars & Sense Plan 1998 Restatement ("Plan") is effective November 17, 2005.

WHEREAS, the Board of Directors approved a recommendation of the Compensation Committee in connection with the termination of the CenturyTel, Inc. Supplemental Defined Contribution Plan (“SDC Plan”) that the Employer be permitted to make an additional annual discretionary contribution to a Participant's Account in this Plan equal to 4% of the Participant's compensation minus the contributions to the Participant’s account under the Employer’s Employee Stock Ownership Plan and Trust (“ESOP”).

NOW, THEREFORE, the Plan is amended effective November 17, 2005 as follows:

I.

After Section 2.16, add Section 2.16(a) through 2.16(g) to read as follows:

2.16(a) “PROFIT SHARING ACCOUNT” means an account established in 2006 under this Plan to which contributions under Section 6.03 shall be credited, which shall vest in accordance with Section 7.02(b), with respect to which a Participant shall be entitled only to the vested amount in his Profit Sharing Account upon an event requiring payment but which shall be treated as an “Account” for all other purposes of this Plan.

2.16(b) “PROFIT SHARING COMPENSATION” means the sum of a Participant’s Profit Sharing Salary and Profit Sharing Incentive Compensation for a particular Plan Year. The determination of a Participant’s Compensation shall be made by the Committee, in its discretion.

2.16(c) “PROFIT SHARING CONTRIBUTIONS” means the total dollar amount of contributions made, directly or indirectly, on behalf of a Participant under the Company’s ESOP.

2.16(d) “PROFIT SHARING CONTRIBUTION PERCENTAGE” means the estimated total of the percentage of compensation of employees of the Company contributed by the Company to its ESOP, as determined by dividing Profit Sharing Contributions for a particular Plan Year by estimated compensation taken into account under such plans for the Plan Year. The Committee, in its sole discretion, shall determine the Profit Sharing Contribution Percentage for each Plan Year, and such determination shall be binding and conclusive. Notwithstanding the above, until changed by action of the Committee, the Profit Sharing Contribution Percentage for each Plan Year shall be 4% of a Participant’s Profit Sharing Compensation.

2.16(e) “PROFIT SHARING INCENTIVE COMPENSATION” means the amount awarded to a Participant under the Company’s Key Employee Incentive Compensation Program or other executive incentive compensation arrangement maintained by the Company, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant’s Profit Sharing Incentive Compensation shall be determined on an annual basis and shall be allocated to the Plan Year in which the award is paid.

2.16(f)  “PROFIT SHARING SALARY” means a participant’s actual pay for the Plan Year, exclusive, however, of bonus payments, overtime payments, commissions, imputed income on life insurance, vehicle allowances, relocation expenses, severance payments and any other extra compensation.

2.16(g)  “PROFIT SHARING YEARS OF SERVICE” means all years of service for each Plan Year in which the Participant completes at least 1,000 hours of service. Profit Sharing Years of Service will include all years of service before a Participant became an officer of the Company, years of service following Normal Retirement Date and years of service with any Employer designated by the Company as a participating Employer under this Plan. In addition, periods of Leave of Absence and periods during which severance pay is provided shall be counted for determining years of service.

II.

Add Section 6.03 to read as follows:

6.03 The Company shall credit a Participant's Profit Sharing Account each Plan Year with an amount equal to Profit Sharing Compensation times Profit Sharing Contribution Percentage minus Profit Sharing Contributions.

III.

Add Section 7.02 to read as follows:

7.02 A Participant's Profit Sharing Account shall be fully vested and nonforfeitable upon:

(a) 5 Profit Sharing Years of Service.

(b) attainment of age 55.

(c) death.

(d) disability as defined in Section 2.07, or

(e) the occurrence of any of the following, each of which shall constitute a "Change of Control": (i) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the "Common Stock"), of CenturyTel, Inc. ("CenturyTel"), or 30% or more of the combined voting power of CenturyTel's then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this sub-item (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under sub-item (iii) hereof) of Common Stock directly from CenturyTel, (b) any acquisition of Common Stock by CenturyTel or its subsidiaries, (c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyTel or any corporation controlled by CenturyTel, or (d) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under sub-item (iii) hereof; or (ii) individuals who, as of January 1, 2000, constitute the Board of Directors of CenturyTel (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel), or sale or other disposition of all or substantially all of the assets of CenturyTel (a "Business Combination"); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination: (a) the individuals and entities who were the beneficial owners of CenturyTel's outstanding Common Stock and CenturyTel's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and (b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and (c) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or (iv) approval by the shareholders of CenturyTel of a complete liquidation or dissolution of CenturyTel. For purposes of this Section 7.02(e), the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Amendment on this 13th day of January, 2006.

CENTURYTEL, INC.
By: /s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr., Executive Vice-President and
Chief Financial Officer